Exhibit 99.1

MIC

125 West 55th Street	Telephone	+1 212 231 1000

New York, NY10019	Facsimile	+1 212 231 1828

United States	Internet	www.macquarie.com/mic

Media Release

MIC ANNOUNCES REFINANCING, UPSIZING OF REVOLVING CREDIT FACILITY

•	Capacity increased to $600 million from $410 million

•	Maturity extended to January 2022

New York, NY – January 4, 2018 - Macquarie Infrastructure Corporation (NYSE: MIC) announced the successful refinancing and upsizing of its holding company level senior secured revolving credit facility to $600 million. The new facility includes an uncommitted accordion option to increase drawings to $800 million, subject to satisfaction of certain conditions.

The new facility replaces a revolving credit facility of $410 million at the MIC holding company level. $145 million was drawn on the new facility at closing. Drawings on the facility are available for general corporate purposes.

The new credit facility bears interest at the London Interbank Offered Rate (LIBOR) plus a fixed margin. The rate on the drawn balance at closing was a weighted average of 3.3% per annum.

The refinancing extended of the maturity of the credit facility by approximately two and half years to January 3, 2022. The Company notes that this date is beyond the July 2019 maturity of a $350 million tranche of holding company level convertible notes.

About MIC

MIC owns and operates a diversified group of businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals, an airport services business, Atlantic Aviation, entities comprising an energy services, production and distribution segment, MIC Hawaii, and entities comprising a Contracted Power segment. For additional information, please visit the MIC website at www.macquarie.com/mic. MIC-G

For further information, please contact:

Investor enquiries Jay A. Davis Investor Relations MIC (212) 231-1825	Media enquiries Melissa McNamara Corporate Communications MIC (212) 231-1667